Filed Pursuant to Rule 433

Registration No. 333-202524

February 27, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

HSBC USA Inc.

Annual Income Opportunity Notes with Auto

Cap Linked to a Basket of Equities

▶	Annual Income Opportunity Notes with Auto Cap Linked to a Basket of Equities

▶	7 year maturity

▶	Annual coupons based on basket performance, subject to the Auto Cap Rate of 9.40% per Reference Stock

▶	Annual coupon may be limited to zero for any year during the term of the Notes

▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Annual Income Opportunity Notes with Auto Cap (the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-22 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, beginning on page S-1 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $935 and $965 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note/Total	$1,000

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-22 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Annual Income Opportunity Notes with Auto Cap

Linked to a Basket of Equities

The Reference Stocks
Reference Issuer	Ticker Symbol	Industry	Market Capitalization[1] (in billions)
Cisco Systems, Inc.	CSCO	Telecommunications	$208.86
The Walt Disney Company	DIS	Media	$158.25
Alphabet Inc.	GOOG	Internet	$770.49
Honeywell International Inc.	HON	Electronics	$115.29
Intel Corporation	INTC	Semiconductors	$202.80
3M Company	MMM	Miscellaneous Manufacturing	$140.54
Microsoft Corporation	MSFT	Software	$706.30
PepsiCo, Inc.	PEP	Beverages	$155.14
The Travelers Companies, Inc.	TRV	Insurance	$37.36
Walmart Inc.	WMT	Retail	$274.82

Past performance does not necessarily indicate future performance

1Market capitalization as of February 22, 2018. Source: Bloomberg L.P.

Indicative Terms*

Principal Amount	$1,000 per Note
Term	7 years
Coupon Rate	For any Coupon Payment Date, the greater of (a) the arithmetic average of the Stock Performances of all the Reference Stocks, calculated on the relevant Coupon Valuation Date (which will not be greater than the Auto Cap Rate), and (b) the Minimum Coupon Rate. Because the Minimum Coupon Rate is zero, you may not receive any Coupon Payment during the term of the Notes.
Stock Performance

If the Reference Stock Return is greater than or equal to zero, the Auto Cap Rate;

If the Reference Stock Return is less than zero, an amount equal to the greater of:

a) the Reference Stock Return; and

b) the Floor Rate.

Auto Cap Rate	9.40%
Floor Rate	-10.00%
Minimum Coupon Rate	0.00% per annum
Reference Stock Return	For each Reference Stock, Final Price – Initial Price Initial Price
Coupon Valuation Dates	See page FWP-4
Coupon Payment Dates	See page FWP-4
Pricing Date	March 1, 2018
Trade Date	March 1, 2018
Original Issue Date	March 6, 2018
Maturity Date	March 6, 2025

* As more fully described beginning on page FWP-3.

The Notes

For investors who seek full repayment of principal at maturity, subject to the credit risk of HSBC, and believe the Reference Stocks will appreciate during the term of the Notes, the Notes provide an opportunity for yearly coupon payments that will not exceed the Auto Cap Rate.

If any Reference Stock Return is greater than or equal to zero on any Coupon Valuation Date, the Stock Performance of such Reference Stock will equal the Auto Cap Rate. If a Reference Stock Return is less than zero on any Coupon Valuation Date, the Stock Performance of that Reference Stock will not be less than the Floor Rate.

The offering period for the Notes is through March 1, 2018

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HSBC USA Inc. Annual Income Opportunity Notes with Auto Cap Rate

Linked to a Basket of Equities

This free writing prospectus relates to an offering of Notes linked to a basket of ten common stocks (each a “Reference Stock,” and the basket, the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the Reference Stocks as described below.

The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement and prospectus. If the terms of the Notes are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Stocks:	The common stocks of the Reference Stock Issuers:

Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Initial Price[1]	Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Initial Price[1]
Cisco Systems, Inc.	CSCO	NASDAQ		3M Company	MMM	NYSE
The Walt Disney Company	DIS	NYSE		Microsoft Corporation	MSFT	NASDAQ
Alphabet Inc.	GOOG	NASDAQ		PepsiCo, Inc.	PEP	NYSE
Honeywell International Inc.	HON	NYSE		The Travelers Companies, Inc.	TRV	NYSE
Intel Corporation	INTC	NASDAQ		Walmart Inc.	WMT	NYSE

1 For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date.

Payment at Maturity:	For each Note, the Principal Amount plus any Coupon due on the Maturity Date.
Auto Cap Rate:	9.40% per Reference Stock, which will, in effect, make the maximum Coupon Rate with respect to each Coupon Payment Date the same rate as the Auto Cap Rate.
Floor Rate:	-10.00% per Reference Stock.
Minimum Coupon Rate:	0.00% per annum
Coupon:

With respect to each Coupon Payment Date, for each $1,000 Principal Amount, the Coupon will equal:

$1,000 × the Coupon Rate applicable to such Coupon Payment Date. Because the Minimum Coupon Rate is zero, you may not receive any Coupon Payment during the term of the Notes.

Coupon Rate:	For any Coupon Payment Date, the greater of (a) the arithmetic average of the Stock Performances of all the Reference Stocks, calculated on the relevant Coupon Valuation Date (which will not be greater than the Auto Cap Rate), and (b) the Minimum Coupon Rate.
Stock Performance:

For each Reference Stock on each Coupon Valuation Date:

If the Reference Stock Return is greater than or equal to zero, an amount equal to the Auto Cap Rate;

If the Reference Stock Return is less than zero, an amount equal to the greater of:

a) the Reference Stock Return; and

b) the Floor Rate.

Reference Stock Return:	For each Reference Stock, on any Coupon Valuation Date: Final Price – Initial Price Initial Price

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Coupon Valuation Dates	Coupon Valuation Date*	Coupon Payment Date**
and Coupon Payment	March 1, 2019	March 6, 2019
Dates:	March 3, 2020	March 6, 2020
	March 3, 2021	March 8, 2021
	March 2, 2022	March 7, 2022
	March 1, 2023	March 6, 2023
	March 1, 2024	March 6, 2024
	March 3, 2025	March 6, 2025 (the Maturity Date)

* Subject to adjustment as described under “Additional Note Terms–Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.

**Expected. 3 business days after the relevant Coupon Valuation Date.

Initial Price:	The Official Closing Price (as defined below) of the Reference Stock as determined by the calculation agent on the Pricing Date.
Final Price:	With respect to each Reference Stock, its Official Closing Price on the relevant Coupon Valuation Date, adjusted as described under “Additional Note Terms–Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	With respect to each Reference Stock, the Official Closing Price on any scheduled trading day during the term of the Notes will be its relevant official price of one share on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in that exchange’s official price determination mechanism, as further described under “Additional Note Terms–Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
Trade Date:	March 1, 2018
Pricing Date:	March 1, 2018
Original Issue Date:	March 6, 2018
Maturity Date:	March 6, 2025, which is 3 business days after the final Coupon Valuation Date. The Maturity Date is subject to adjustment as described under “Additional Note Terms–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	40435FVV6 / US40435FVV65
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value for the Notes will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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General

This free writing prospectus relates to an offering of Notes linked to the Reference Stocks identified on page FWP-3. The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. linked to ten Reference Stocks. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Notes relate to the Reference Stocks identified on page FWP-3, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-1 of the prospectus supplement and page S-2 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you your Principal Amount plus any Coupon due on the Maturity Date.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon. The Coupon is equal to the Principal Amount multiplied by the relevant Coupon Rate. The Coupon Rate will be based on the arithmetic average of the Stock Performances of all the Reference Stocks calculated on the relevant Coupon Valuation Date, but will not be less than 0.00%. The Stock Performance for each Reference Stock will not be greater than the Auto Cap Rate or less than the Floor Rate. If, for a Coupon Valuation Date, the arithmetic average of the Stock Performance of all the Reference Stocks is equal to or less than 0.00%, no coupon will be payable. The Coupon Rate will not be greater than the Auto Cap Rate.

If any Coupon Payment Date falls on a day that is not a business day, then the related coupon payment will be paid on the next following business day. In the case of the final Coupon Payment Date, which is also the Maturity Date, in the event that the Maturity Date is postponed as described under “Additional Note Terms–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement, such final Coupon Payment Date will also be postponed until the postponed Maturity Date. In no event, however, will any additional interest accrue on the Notes as a result of any the foregoing postponements. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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Investor Suitability

The Notes may be suitable for you if:

▶	You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon based on the average performance of the Reference Stocks that will not be greater than the Auto Cap Rate.

▶	You believe the Coupon Rate on the Coupon Valuation Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

▶	You are comfortable receiving only the Principal Amount of your Notes at maturity plus the applicable Coupon that will not be greater than the Auto Cap Rate and may be zero.

▶	You are willing to invest in the Notes based on the Auto Cap Rate of 9.40%, which will limit your Coupon on any Coupon Payment Date.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You seek an investment where the return is based on the actual performance of the Reference Stocks and is not limited to an Auto Cap Rate.

▶	You believe the average of the prices of the Reference Stocks will generally decrease or remain constant over the term of the Notes.

▶	You are unwilling to receive only the Principal Amount of your Notes plus a Coupon that will not be greater than the Auto Cap Rate at maturity and may be zero.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement, and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement; and

▶	“— Additional risks relating to certain Notes with more than one instrument comprising the Reference Asset” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The amount of the annual Coupon is uncertain and may be zero.

The amount of the annual Coupon you receive is not fixed and will depend on the performances of the Reference Stocks. If the arithmetic average of the Stock Performances of all the Reference Stocks is equal to or less than 0.00% on a Coupon Valuation Date, you will not receive a Coupon on the applicable Coupon Payment Date.

You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is capped.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead you will receive annual Coupons based upon the formulas described under the captions “Coupon” and “Coupon Rate” on page FWP-3. The Coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate and, if the Reference Stocks depreciate, the amount of such depreciation. Regardless of the extent to which the prices of the Reference Stocks appreciate, the Coupon Rates will not exceed the Auto Cap Rate. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes.

Changes in the value of one or more of the Reference Stocks may be offset by changes in the value of one or more of the other Reference Stocks.

The applicable Coupon Rate for each Coupon Payment Date will equal the arithmetic average of the Stock Performances of each Reference Stock on the applicable Coupon Valuation Date. A change in the value of one or more of the Reference Stocks on the applicable Coupon Valuation Date may not correlate with changes in the value of one or more of the other Reference Stocks. The value of one or more Reference Stocks may increase, while the value of one or more of the other Reference Stocks may not increase as much, or may even decrease. Therefore, in calculating the Coupon Rate as of the applicable Coupon Valuation Date, increases in the value of one or more of the Reference Stocks may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Reference Stocks. In addition, because the Floor Rate for the Notes is substantially lower than the Auto Cap Rate, the Stock Performance of any one Reference Stock that performs extremely poorly may not be offset by the Stock Performance of any other single Reference Stock.

The amount payable on the Notes is not linked to the price of the Reference Stocks at any time other than on the Coupon Valuation Dates.

The return on the Notes will be based on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stocks appreciates prior to the applicable Coupon Valuation Date but then decreases on that day to a price that is at or below the Initial Price, the Coupon payable will be less, and may be significantly less, than it would have been had the Notes been linked to the price of the Reference Stocks prior to that decrease. Although the actual price of the Reference Stocks on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stocks on any Coupon Valuation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupons or return of principal at maturity, depends on the ability of HSBC to satisfy its obligations

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as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately six months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the

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credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Description of the Reference Stocks

cisco systems, Inc. (CSCO)

Description of Cisco Systems, Inc.

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol based networking and other products related to the communications and information technology industry and provide services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally. Information filed by CSCO with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18225 or its CIK Code: 0000858877.

Historical Performance of Cisco Systems, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	21.94	19.65	20.91	December 31, 2015	29.36	25.73	27.16
June 30, 2013	24.82	20.38	24.31	March 31, 2016	28.47	22.51	28.47
September 30, 2013	26.37	23.31	23.42	June 30, 2016	29.22	26.21	28.69
December 31, 2013	23.99	20.24	22.45	September 30, 2016	31.87	28.33	31.72
March 31, 2014	22.85	21.35	22.41	December 31, 2016	31.72	29.25	30.22
June 30, 2014	25.04	22.41	24.85	March 31, 2017	34.44	29.98	33.80
September 30, 2014	25.98	24.43	25.17	June 30, 2017	34.39	31.21	31.30
December 30, 2014	28.46	22.82	27.82	September 30, 2017	33.76	30.37	33.63
March 31, 2015	30.19	26.36	27.52	December 31, 2017	38.74	33.26	38.30
June 30, 2015	29.76	27.13	27.46	February 22, 2018*	44.33	38.30	42.94
September 30, 2015	29.03	24.62	26.25

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of CSCO’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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THE WALT DISNEY COMPANY (DIS)

Description of The Walt Disney Company

The Walt Disney Company is an entertainment company that conducts operations in media networks, studio entertainment, theme parks and resorts, consumer products, and interactive media. The company produces motion pictures, television programs, and musical recordings, as well as books and magazines. The company markets its products worldwide through affiliates and distributors. Information filed by DIS with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11605 or its CIK Code: 0001001039.

Historical Performance of The Walt Disney Company

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	57.75	49.79	56.80	December 31, 2015	120.07	102.20	105.08
June 30, 2013	67.67	56.69	63.15	March 31, 2016	105.08	88.85	99.31
September 30, 2013	67.11	60.69	64.49	June 30, 2016	106.60	94.38	97.82
December 31, 2013	76.40	63.59	76.40	September 30, 2016	100.20	91.72	92.86
March 31, 2014	83.34	69.99	80.07	December 31, 2016	105.56	90.83	104.22
June 30, 2014	85.74	77.01	85.74	March 31, 2017	113.39	104.22	113.39
September 30, 2014	90.94	85.03	89.03	June 30, 2017	115.84	103.94	106.25
December 30, 2014	95.50	81.74	94.19	September 30, 2017	110.61	97.06	98.57
March 31, 2015	108.43	90.96	104.89	December 31, 2017	111.81	96.93	107.51
June 30, 2015	114.99	104.89	114.14	February 22, 2018*	112.47	101.35	105.24
September 30, 2015	121.69	95.36	102.20

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of DIS’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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ALPHABET Inc. (GOOGL)

Description of Alphabet Inc.

Alphabet Inc. operates as a holding company. The company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. Information filed by GOOGL with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37580 or its CIK Code: 0001652044.

Historical Performance of Alphabet Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	419.75	351.78	397.40	December 31, 2015	793.96	638.37	778.01
June 30, 2013	458.39	383.05	440.61	March 31, 2016	780.91	701.02	762.90
September 30, 2013	462.79	423.86	438.38	June 30, 2016	787.68	681.14	703.53
December 31, 2013	560.90	427.25	560.90	September 30, 2016	815.95	703.53	804.06
March 31, 2014	610.68	551.15	557.79	December 31, 2016	835.74	753.22	792.45
June 30, 2014	585.93	518.00	584.67	March 31, 2017	872.37	792.45	847.80
September 30, 2014	605.40	571.81	588.41	June 30, 2017	1,004.28	839.88	929.68
December 30, 2014	588.41	498.16	530.66	September 30, 2017	998.31	919.46	973.72
March 31, 2015	581.43	497.06	554.70	December 31, 2017	1,085.09	966.78	1,053.40
June 30, 2015	573.66	532.74	540.04	February 22, 2018*	1,187.56	1,007.71	1,109.90
September 30, 2015	699.62	540.04	638.37

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of GOOGL’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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Honeywell international inc. (hon)

Description of Honeywell International Inc.

Honeywell International Inc. is a technology and manufacturing company. The company provides aerospace products and services, control, sensing and security technologies, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals, and energy efficient products and solutions. Information filed by HON with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08974 or its CIK Code: 0000773840.

Historical Performance of Honeywell International Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	75.05	63.11	74.92	December 31, 2015	105.03	94.15	102.98
June 30, 2013	80.39	71.06	78.89	March 31, 2016	112.34	95.69	111.41
September 30, 2013	86.30	77.44	82.57	June 30, 2016	116.65	110.83	115.66
December 31, 2013	90.85	80.99	90.85	September 30, 2016	119.20	110.96	115.93
March 31, 2014	94.90	87.97	92.23	December 31, 2016	118.09	105.78	115.85
June 30, 2014	95.26	89.85	92.42	March 31, 2017	127.25	115.85	124.87
September 30, 2014	96.79	90.04	92.59	June 30, 2017	135.84	122.50	133.29
December 30, 2014	101.40	84.63	99.35	September 30, 2017	141.75	133.29	141.74
March 31, 2015	104.80	96.56	103.72	December 31, 2017	155.96	141.74	153.36
June 30, 2015	106.24	100.35	101.39	February 22, 2018*	164.99	146.02	153.31
September 30, 2015	106.69	91.07	94.15

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of HON’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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INTEL CORPORATION (INTC)

Description of Intel Corporation

Intel Corporation designs, manufactures, and sells computer components and related products. The company’s major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory, graphic, network and communication, systems management software, conferencing, and digital imaging products. Information filed by INTC with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217 or its CIK Code: 0000050863.

Historical Performance of Intel Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	22.68	20.23	21.85	December 31, 2015	35.44	30.00	34.45
June 30, 2013	25.47	20.94	24.22	March 31, 2016	34.45	28.22	32.35
September 30, 2013	24.24	21.90	22.92	June 30, 2016	32.99	29.63	32.80
December 31, 2013	25.96	22.48	25.96	September 30, 2016	37.75	32.68	37.75
March 31, 2014	26.67	23.52	25.81	December 31, 2016	38.10	33.61	36.27
June 30, 2014	30.93	25.81	30.90	March 31, 2017	37.98	35.04	36.07
September 30, 2014	35.33	30.79	34.82	June 30, 2017	37.43	33.54	33.74
December 30, 2014	37.67	30.85	36.29	September 30, 2017	38.08	33.46	38.08
March 31, 2015	36.91	29.89	31.27	December 31, 2017	47.56	38.08	46.16
June 30, 2015	34.46	30.39	30.41	February 22, 2018*	50.08	42.50	45.80
September 30, 2015	30.55	25.87	30.14

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of INTC’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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3m company (mmm)

Description of 3M Company

3M Company conducts operations in electronics, telecommunications, industrial, consumer and office, health care, safety, and other markets. The Company businesses share technologies, manufacturing operations, marketing channels, and other resources. 3M serves customers worldwide. Information filed by MMM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03285 or its CIK Code: 00006740.

Historical Performance of 3M Company

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	74.85	68.23	74.83	December 31, 2015	66.93	56.42	61.30
June 30, 2013	79.86	73.03	74.49	March 31, 2016	68.80	60.84	68.49
September 30, 2013	78.77	72.38	73.96	June 30, 2016	73.02	63.15	73.02
December 31, 2013	81.21	71.87	78.69	September 30, 2016	74.30	70.30	72.12
March 31, 2014	78.91	72.66	76.43	December 31, 2016	72.12	67.39	69.12
June 30, 2014	79.76	74.91	75.07	March 31, 2017	72.39	65.66	72.08
September 30, 2014	77.51	73.34	76.47	June 30, 2017	80.26	71.43	75.68
December 30, 2014	87.54	73.82	85.88	September 30, 2017	81.61	73.23	78.14
March 31, 2015	90.47	80.69	82.25	December 31, 2017	99.62	78.14	98.75
June 30, 2015	82.25	70.93	70.93	February 22, 2018*	109.55	91.52	92.77
September 30, 2015	73.88	63.10	64.84

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of MMM’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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MICROSOFT CORPORATION (MSFT)

Description of Microsoft Corporation

Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. The company also develops video game consoles and digital music entertainment devices. Information filed by MSFT with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-14278 or its CIK Code: 0000789019.

Historical Performance of Microsoft Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	28.61	26.46	28.61	December 31, 2015	56.55	44.26	55.48
June 30, 2013	35.67	28.56	34.53	March 31, 2016	55.48	49.28	55.23
September 30, 2013	36.25	31.16	33.31	June 30, 2016	56.46	48.43	51.17
December 31, 2013	38.94	33.01	37.43	September 30, 2016	58.30	51.16	57.60
March 31, 2014	40.99	34.99	40.99	December 31, 2016	63.62	56.92	62.14
June 30, 2014	42.25	39.06	41.70	March 31, 2017	65.86	62.14	65.86
September 30, 2014	47.52	41.67	46.36	June 30, 2017	72.52	64.95	68.93
December 30, 2014	49.61	42.74	46.45	September 30, 2017	75.44	68.17	74.49
March 31, 2015	47.59	40.40	40.66	December 31, 2017	86.85	74.26	85.54
June 30, 2015	49.16	40.29	44.15	February 22, 2018*	95.01	85.01	91.73
September 30, 2015	47.58	40.47	44.26

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of MSFT’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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pepsico, inc. (PEP)

Description of PepsiCo, Inc.

PepsiCo, Inc. operates worldwide beverage, snack, and food businesses. The company manufactures or uses contract manufacturers, markets, and sells a variety of grain-based snacks, carbonated and non-carbonated beverages, and foods in countries throughout the world. Information filed by PEP with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01183 or its CIK Code: 0000077476.

Historical Performance of PepsiCo, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	79.11	68.43	79.11	December 31, 2015	103.08	93.85	99.92
June 30, 2013	84.25	78.59	81.79	March 31, 2016	102.69	93.77	102.48
September 30, 2013	86.80	79.06	79.50	June 30, 2016	106.57	100.10	105.94
December 31, 2013	86.68	78.93	82.94	September 30, 2016	109.96	104.05	108.77
March 31, 2014	83.50	77.10	83.50	December 31, 2016	108.77	99.03	104.63
June 30, 2014	90.10	82.59	89.34	March 31, 2017	112.45	101.55	111.86
September 30, 2014	93.79	88.10	93.09	June 30, 2017	118.01	111.58	115.49
December 30, 2014	100.39	90.79	94.56	September 30, 2017	119.10	111.10	111.43
March 31, 2015	100.40	93.02	95.62	December 31, 2017	119.92	109.12	119.92
June 30, 2015	98.22	92.64	93.34	February 22, 2018*	121.76	108.00	109.26
September 30, 2015	99.86	89.64	94.30

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of PEP’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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tHE TRAVELERS COMPANIES, INC. (trv)

Description of The Travelers Companies, Inc.

The Travelers Companies, Inc. provides commercial and personal property and casualty insurance products and services to businesses, government units, associations, and individuals. Information filed by TRV with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10898 or its CIK Code: 0000086312.

Historical Performance of The Travelers Companies, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	84.19	71.82	84.19	December 31, 2015	115.83	98.34	112.86
June 30, 2013	87.90	77.85	79.92	March 31, 2016	117.43	102.08	116.71
September 30, 2013	86.90	79.42	84.77	June 30, 2016	119.04	108.79	119.04
December 31, 2013	90.99	82.35	90.54	September 30, 2016	119.29	113.71	114.55
March 31, 2014	90.54	80.26	85.10	December 31, 2016	122.57	104.67	122.42
June 30, 2014	95.60	84.39	94.07	March 31, 2017	124.99	116.54	120.54
September 30, 2014	95.95	89.12	93.94	June 30, 2017	129.44	118.88	126.53
December 30, 2014	106.95	91.81	105.85	September 30, 2017	130.15	115.18	122.52
March 31, 2015	109.73	102.82	108.13	December 31, 2017	136.36	122.52	135.64
June 30, 2015	108.67	96.14	96.66	February 22, 2018*	150.00	131.45	137.64
September 30, 2015	107.82	96.66	99.53

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of TRV’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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WALMART inc. (WMT)

Description of Walmart Inc.

Walmart Inc. operates discount stores, supercenters, and neighborhood markets. The company offers merchandise such as apparel, house wares, small appliances, electronics, musical instruments, books, home improvement, shoes, jewelry, toddler, games, household essentials, pets, pharmaceutical products, party supplies, and automotive tools. Information filed by WMT with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06991 or its CIK Code: 0000104169.

Historical Performance of Walmart Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2013 through February 22, 2018. We obtained the data in these tables from the Bloomberg Professional® service without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2013	74.85	68.23	74.83	December 31, 2015	66.93	56.42	61.30
June 30, 2013	79.86	73.03	74.49	March 31, 2016	68.80	60.84	68.49
September 30, 2013	78.77	72.38	73.96	June 30, 2016	73.02	63.15	73.02
December 31, 2013	81.21	71.87	78.69	September 30, 2016	74.30	70.30	72.12
March 31, 2014	78.91	72.66	76.43	December 31, 2016	72.12	67.39	69.12
June 30, 2014	79.76	74.91	75.07	March 31, 2017	72.39	65.66	72.08
September 30, 2014	77.51	73.34	76.47	June 30, 2017	80.26	71.43	75.68
December 30, 2014	87.54	73.82	85.88	September 30, 2017	81.61	73.23	78.14
March 31, 2015	90.47	80.69	82.25	December 31, 2017	99.62	78.14	98.75
June 30, 2015	82.25	70.93	70.93	February 22, 2018*	109.55	91.52	92.77
September 30, 2015	73.88	63.10	64.84

* This free writing prospectus includes information for the fourth calendar quarter of 2018 for the period from January 1, 2018 through February 22, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of WMT’s common stock from January 1, 2008 through February 22, 2018 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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Illustrative ExampleS

The following examples are provided for illustrative purposes only and are hypothetical. These examples are representative of only a few possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Prices and how those increases and decreases affect the Coupons payable on the Notes. There are an unlimited number of scenarios concerning the increases and decreases in the prices of the Reference Stocks relative to their Initial Prices and each scenario will affect the Coupons payable on the Notes differently. We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks or return on the Notes. The total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The examples below illustrate the Coupon Payments on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Stocks. The following results are based solely on the assumptions outlined below. The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis. The following examples reflect the Floor Rate of -10.00%, the Auto Cap Rate of 9.40% and a Minimum Coupon Rate of 0.00% per annum.

Example 1: Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return	Hypothetical Stock Performance
CSCO	2.50%	9.40%
DIS	-5.00%	-5.00%
GOOGL	-9.00%	-9.00%
HON	-12.00%	-10.00%
INTC	3.50%	9.40%
MMM	-36.00%	-10.00%
MSFT	-16.75%	-10.00%
PEP	2.50%	9.40%
TRV	-7.50%	-7.50%
WMT	2.00%	9.40%
	Average Stock Performance =	-1.39%
	Minimum Coupon Rate =	0.00%
	Coupon Rate =	0.00%
	Coupon =	$0.00

Explanation for Example 1

As illustrated above, the hypothetical Reference Stock Return of 4 of the 10 Reference Stocks (CSCO, INTC, PEP and WMT) is greater than or equal to zero, and therefore each such Reference Stock will have a hypothetical Stock Performance equal to the Auto Cap Rate of 9.40%. The Reference Stock Return of 3 of the 10 Reference Stocks (HON, MMM, and MSFT) is lower than the Floor Rate of -10.00%, and therefore, such Reference Stock will have a hypothetical Stock Performance equal to the Floor Rate of -10.00%. The average Stock Performance of -1.39% is less than 0.00% and therefore, the Coupon Rate is 0.00% and you would not receive a Coupon on the applicable Coupon Payment Date.

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Example 2: Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return	Hypothetical Stock Performance
CSCO	8.50%	9.40%
DIS	9.00%	9.40%
GOOGL	25.00%	9.40%
HON	1.00%	9.40%
INTC	13.00%	9.40%
MMM	9.00%	9.40%
MSFT	7.00%	9.40%
PEP	9.00%	9.40%
TRV	16.00%	9.40%
WMT	4.00%	9.40%
	Average Stock Performance =	9.40%
	Minimum Coupon Rate =	0.00%
	Coupon Rate =	9.40%
	Coupon =	$94.00

Explanation for Example 2

As illustrated above, the hypothetical Reference Stock Return of all 10 of the Reference Stocks is greater than or equal to zero, and therefore each such Reference Stock will have a hypothetical Stock Performance equal to the Auto Cap Rate of 9.40%. The average Stock Performance equals 9.40% and you would receive a Coupon of $94.00 on the applicable Coupon Payment Date.

Example 3: Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return	Hypothetical Stock Performance
CSCO	18.50%	9.40%
DIS	-70.00%	-10.00%
GOOGL	65.00%	9.40%
HON	20.00%	9.40%
INTC	10.00%	9.40%
MMM	5.00%	9.40%
MSFT	-0.50%	-0.50%
PEP	9.00%	9.40%
TRV	7.00%	9.40%
WMT	6.75%	9.40%
	Average Stock Performance =	6.47%
	Minimum Coupon Rate =	0.00%
	Coupon Rate =	6.47%
	Coupon =	$64.70

Explanation for Example 3

As illustrated above, the hypothetical Reference Stock Return of 8 of the 10 Reference Stocks (CSCO, GOOGL, HON, INTC, MMM, PEP, TRV, and WMT) is greater than or equal to zero, and therefore each such Reference Stock will have a hypothetical Stock Performance equal to the Auto Cap Rate of 9.40%. The Reference Stock Return of 1 of the 10 Reference Stocks (DIS) is lower than the Floor Rate of -10.00%, and therefore, such Reference Stock will have a hypothetical Stock Performance equal to the Floor Rate of -10.00%. The average Stock Performance is 6.47% and you would receive a Coupon of $64.70 on the applicable Coupon Payment Date.

FWP-21

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Coupon Valuation Date for purposes of determining the Coupon payable, and the accelerated maturity date will be three business days after the accelerated Coupon Valuation Date. If a Market Disruption Event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Coupon Valuation Date for that Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Coupon Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Stock on the scheduled trading day immediately preceding the date of acceleration, the determination of that Reference Stock’s Final Price will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Reference Stock occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

No Prospectus (as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”)) will be prepared in connection with these Notes. Accordingly, these Notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of these Notes who subsequently sells any of these Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

FWP-22

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as variable rate debt instruments for all U.S. federal income tax purposes and, based on certain factual representations received from us, in the opinion of Morrison & Foerster LLP, our special U.S. tax counsel, it is reasonable to treat the Notes as variable rate debt instruments. Assuming the Notes are treated as variable rate debt instruments, Coupons paid on the Notes generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with the your regular method of accounting for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Variable Rate Debt Instruments” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” as described in the discussion under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

FWP-23

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Annual Income Opportunity Notes
with Auto Cap Linked to a Basket of
Equities

February 27, 2018

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Description of the Reference Stocks	FWP-10
Illustrative Examples	FWP-20
Events of Default and Acceleration	FWP-22
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-22
U.S. Federal Income Tax Considerations	FWP-23
Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58